                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ______________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                             (AMENDMENT NO. 1)/1/






                           THE INTERCEPT GROUP, INC.
                           -------------------------
                               (Name of Issuer)


                     Common Stock, no par value per share
                     ------------------------------------
                        (Title of Class of Securities)


                                   45845L107
                                   ---------
                                (CUSIP Number)


                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)

      [ ]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)

  /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  SCHEDULE 13G PAGE 2 OF 5
===============================================================================


  CUSIP NO. 45845L107
           ----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.                              Vir A. Nanda
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).



------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                U.S. Citzen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               845,044

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                   0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                845,044

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
               845,044
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
             6.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
             IN

------------------------------------------------------------------------------

                           SCHEDULE 13G PAGE 3 OF 5
===============================================================================
Item 1

     (a) Name of Issuer

         The InterCept Group, Inc.

     (b) Address of Issuer's Principal Executive Offices

         3150 Holcomb Bridge Road, Suite 200
         Norcross, GA 30071

Item 2

     (a) Name of Person Filing

         Vir A. Nanda

     (b) Address of Principal Business Office or, if none, Residence

         3150 Holcomb Bridge Road, Suite 200
         Norcross, GA 30071

     (c) Citizenship

         United States of America

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         45845L107

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          845,044

     (b)  Percent of class:

          6.3%

                           SCHEDULE 13G PAGE 4 OF 5
===============================================================================

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                845,044

          (ii)  Shared power to vote or to direct the vote

                0

          (iii) Sole power to dispose or to direct the disposition of

                845,044

          (iv)  Shared power to dispose or to direct the disposition of

                0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of a Group

         Not applicable.

Item 10. Certification

         Not applicable.

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      March 22, 2001
                                      --------------
                                      (Date)

                                      /s/ Vir A. Nanda
                                      ------------------------------------
                                      Vir A. Nanda
                                      Senior Vice President of Technology
                                      The InterCept Group, Inc.

                                       5